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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2010

APPLIED NANOTECH HOLDIINGS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-11602	76-0273345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 339 - 5020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On October 5, 2010 the Company held its 2010 Annual Meeting of Shareholders. The following items were presented to a vote of the holders (the “Shareholders”) of the Company’s issued and outstanding Common Stock:

(1)	Election of Directors.

(2)
To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase its authorized shares of capital stock from 122 million to 162 million and its authorized shares of common stock from 120 million to 160 million.

(3)	To approve a proposal to ratify the Company’s existing Amended and Restated 2002 Equity Compensation Plan.

The number of votes cast for each of the above is summarized below. All numbers below represent shares of Common Stock (or the voting equivalent thereof):

Each of the Directors was re-elected with the following vote totals.

Director	Votes For	Votes Withheld	Broker Non-Votes
Douglas P. Baker	43,344,672	1,661,248	54,945,912
Dr. Zvi Yaniv	43,764,172	1,241,748	54,945,912
Dr. Robert Ronstadt	43,741,062	1,264,858	54,945,912
Clinton J. Everton	43,746.759	1,259,161	54,945,912
Howard Westerman	43,761,839	1,244,081	54,945,912
Tracy K Bramlett	43,746,439	1,259,481	54,945,912
Ronald J. Berman	43,231,509	1,774,411	54,945,912
Paul F. Rocheleau	43,064,898	1,941,022	54,945,912

The proposal to increase the authorized capital stock and authorized common shares was approved by shareholders. The votes on the matter were as follows: 86,911,086 for; 11,701,521 against; and 1,339,225  abstentions. There were no broker non-votes on this matter

The proposal to ratify the equity compensation plan was not approved by shareholders. . The votes on the matter were as follows: 38,531,417 for; 5,345,261 against; 1,129,242  abstentions, and 54,945,912 broker non-votes. Even though the votes for the proposal exceeded the votes against the proposal, by a significant amount, approval of the proposal required a majority of the shares outstanding to vote for the proposal.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Nanotech Holdings, Inc.

	By:	/s/ Douglas P. Baker
Douglas P. Baker
Date: October 8, 2010		Chief Executive Officer